EXHIBIT 99.1

Kohlberg Capital Corporation Announces Third Quarter 2011 Financial Results

NEW YORK, Nov. 9, 2011 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) (the "Company") announced its third quarter 2011 financial results.

Financial Highlights

  For the nine months ended September 30, 2011, net investment income was approximately $12 million, or $0.52 per share; the Company declared dividends for the nine months ended September 30, 2011 of $0.52 per share.

  Net investment income for the three months ended September 30, 2011 was approximately $4 million, or $0.18 per share; the Company declared dividends for the three months ended September 30, 2011 of $0.18 per share.

  Net realized and unrealized losses for the three months ended September 30, 2011 were approximately $5.5 million. For the nine months ended September 30, 2011, net realized and unrealized losses were approximately $3 million.

  At September 30, 2011, the fair value of the Company's investments totaled approximately $254.8 million.

  At September 30, 2011 net asset value per share was $8.29 compared to $8.21 as of December 31, 2010.

Dayl Pearson, chairman and chief executive officer, noted, "We increased our dividend per share to $0.18 for the third quarter which was correspondingly covered by an increase in our net investment income per share. This increase in net investment income is due in part to the growth in portfolio investments as we continue to ramp up our investment portfolio as we recycle cash from portfolio prepayments and the cash proceeds from our $60 million convertible debt issuance earlier this year. We continue to have cash and liquidity for new investments throughout the rest of this year that meet our investment and underwriting criteria."

Operating Results

For the three and nine months ended September 30, 2011, the Company reported total investment income of approximately $7.3 million and $20.9 million, respectively, compared to approximately $8.1 million and $22.4 million in the prior year's periods. For the three months ended September 30, 2011 and 2010, respectively, investment income from debt securities decreased approximately $1 million from approximately $3.8 million to $2.8 million. For the nine months ended September 30, 2011 and 2010, respectively, investment income from debt securities decreased approximately $5.1 million from approximately $12 million to $6.9 million. This decrease is due to a reduction in size of our loan portfolio investment balances on which interest is earned during the period. Such decrease in assets is primarily due to the sale of assets during 2010 such that the Company's secured credit facility was fully paid off by the end of January 2011.

For the three months ended September 30, 2011 and 2010, respectively, investment income from CLO fund securities increased approximately $1.2 million from approximately $2.7 million to $3.9 million. For the nine months ended September 30, 2011 and 2010, respectively, investment income from CLO fund securities increased approximately $3.6 million from approximately $7.2 million to $10.8 million. This increase is due to improvement in the performance of the CLO Fund securities which are generating an annual rate of return of approximately 30% on fair value. Our two largest CLO Fund securities have never diverted equity distributions and are generating an approximate annual rate of return of 25% on fair value.

For the nine months ended September 30, 2011, Katonah Debt Advisors, the Company's wholly-owned asset manager, paid a dividend of $1,160,000 to the Company. For the three months ended September 30, 2011, Katonah Debt Advisors paid a dividend of $510,000 to the Company. For the three and nine months ended September 30, 2010, Katonah Debt Advisors paid a dividend of $1,500,000 and $3 million, respectively, to the Company. In 2010, Katonah Debt Advisors had higher dividend distributions as it paid out accumulated earnings from prior years. For year-to-date 2011, dividend distributions from Katonah Debt Advisors have been lower.  It is anticipated the Katonah Debt Advisors will make further dividend distributions of current and accumulated earnings to the Company during 2011.

Other income recognized in the nine months ended September 30, 2011 included a $2 million payment to settle all outstanding claims in connection with litigation previously initiated by the Company against its lenders for the secured credit facility that was fully repaid in January.

Expenses for the three and nine months ended September 30, 2011 totaled approximately $3.2 million and $8.9 million, respectively as compared to approximately $4.3 million and $15.7 million for the same periods in 2010. The decrease in expenses is primarily attributed to a decrease in interest expense that is a result of a reduction average debt outstanding in connection with paying off the Company's secured credit facility, and a decrease in professional fees of approximately $3.8 million primarily incurred in 2010 related to litigation previously initiated by the Company against its lenders and the Company's restatement of prior period financial statements.

Net realized and unrealized losses for the three months ended September 30, 2011 were approximately $5.5 million. For the nine months ended September 30, 2011, net realized and unrealized losses were approximately $3 million. Net investment income for the three and nine months ended September 30, 2011 was approximately $4 million and $12 million, respectively, or $0.18 and $0.52 per share, compared to approximately $3.8 million and $6.7 million, or $0.17 and $0.30 per share for the three and nine months ended September 30, 2010, respectively.

Investment Portfolio

Kohlberg Capital Corporation's portfolio fair value was $254.8 million as of September 30, 2011. The following table shows the composition of the Company's portfolio by security type at September 30, 2011 as compared to the prior year ended December 31, 2010:

	September 30, 2011 (unaudited)			December 31, 2010
Security Type	Cost	Fair Value	%¹	Cost	Fair Value	%¹
Time Deposits	$ 2,494,148	$ 2,494,148	1%	$ 720,225	$ 720,225	—%
Money Market Account	34,265,352	34,265,352	13	210,311	210,311	—
Senior Secured Loan	56,752,744	47,019,136	19	34,183,551	22,001,256	11
Junior Secured Loan	66,173,041	51,683,087	20	76,896,867	63,944,003	33
Mezzanine Investment	10,927,553	11,588,115	5	10,744,496	250,000	—
Senior Subordinated Bond	9,905,265	9,944,898	4	4,320,596	4,490,709	3
CLO Fund Securities	65,191,221	48,761,000	19	68,280,200	53,031,000	—
Equity Securities	16,199,845	6,009,932	2	13,232,266	4,437,871	28
Preferred	400,000	372,240	—	650,961	607,921	3
Affiliate Asset Managers	44,338,439	42,629,000	17	44,532,329	41,493,000	22

Total	$ 306,647,608	$ 254,766,908	100%	$ 253,771,802	$ 191,186,296	100%

¹ Represents percentage of total portfolio at fair value.

The Company's loan and bond portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below) as of September 30, 2011 totaled $120.6 million at fair value, of which 82% are secured loans. The cost of such investments was $144.2 million, representing a fair value discount to cost of 16% or approximately $1.03 per outstanding share. The weighted average yield on the Company's income producing loan and bond portfolio at September 30, 2011 was approximately 8%.

The portfolio of middle market corporate loan and debt securities at quarter end, representing 47% of the total investment portfolio, was spread across 22 different industries and 39 different entities with an average balance per entity of approximately $3 million. As of September 30, 2011, all but four issuers, representing less than 1% of total investments at fair value, were current on their debt service obligations.

Investment in CLO Fund Securities

As of September 30, 2011, the Company's investment in CLO Fund securities was approximately $48.8 million at fair value. The underlying assets in each of the CLO funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. Our largest two CLO fund investments, Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd., both managed by our wholly-owned asset manager, Katonah Debt Advisors, representing 81% of our investments in CLO fund securities at September 30, 2011, have performed since inception and have not been subject to any suspension of distributions. One CLO Fund security, not managed by Katonah Debt Advisors, representing a fair value of $1,000, is not currently providing a dividend payment to the Company.

Investment in Asset Manager

At September 30, 2011, the Company's investment at fair value in affiliate asset managers, including Katonah Debt Advisors, was approximately $42.6 million as compared to approximately $41.5 million at December 31, 2010. Katonah Debt Advisors' assets under management at September 30, 2011 totaled approximately $1.9 billion. Currently, all CLO Funds managed by Katonah Debt Advisors are paying both their senior and subordinated management fees on a current basis.

Liquidity and Capital Resources

At September 30, 2011, Kohlberg Capital had unrestricted cash and time deposits of approximately $37 million which will primarily be used to fund future investments, a portion of which will be used to pay approximately $9 million of open trade payables for investments traded but not settled at quarter end. At September 30, 2011 the Company had total assets of approximately $261.7 million and stockholders' equity of $189.7 million. The Company's net asset value per common share was $8.29. As of September 30, 2011, we had approximately $60 million of outstanding borrowings at a fixed rate of interest of 8.75%, and our asset coverage ratio of total assets to total borrowings was 416%, compliant with the minimum asset coverage level of 200% generally required for a BDC by the 1940 Act.

At December 31, 2010, we had approximately $87 million of outstanding indebtedness through a secured credit facility. On January 31, 2011, we repaid in full the outstanding balance under this facility. On March 16, 2011, we issued $55 million in aggregate principal amount of unsecured 8.75% convertible senior notes due 2016 ("Convertible Senior Notes"). On March 23, 2011, pursuant to an over-allotment option, we issued an additional $5 million of such Convertible Senior Notes for a total of $60 million in aggregate principal amount.

Subject to prevailing market conditions, we intend to grow our portfolio of assets by raising additional capital, including through the prudent use of leverage available to us. As a result, we may seek to enter into new agreements with other lenders or into other financing arrangements as market conditions permit. Such financing arrangements may include a new secured and/or unsecured credit facility, the issuance of preferred securities or debt guaranteed by the SBA. We also believe that our current cash position, certain loan investments and cash income earned by our investment portfolio are adequate for our current liquidity needs.

Dividends

Generally, the Company seeks to fund dividends to shareholders from current and distributable earnings, primarily from net interest and dividend income generated by its investment portfolio and any distributions from Katonah Debt Advisors. The Company announced a regular quarterly dividend of $0.18 per share on September 15, 2011. The record date for this dividend was October 10, 2011 and the dividend was paid on October 28, 2011. Tax characteristics of all dividends will be reported to stockholders on form 1099-DIV after the end of the calendar year.

The Company has adopted a dividend reinvestment plan that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Form 10-Q for September 30, 2011

The Company is in the process of evaluating whether, in accordance with Rules 3-09, 10-01, 4-08(g) and 1-02(bb) of Regulation S-X promulgated by the Securities and Exchange Commission ("Regulation S-X"), separate financial statements of its wholly-owned portfolio company, Katonah Debt Advisors, L.L.C. and related affiliates controlled by the Company (collectively, "KDA"), are required to be filed with respect the fiscal year ended December 31, 2010 and separate summarized financial information of KDA is required to be filed with respect to the quarterly periods in fiscal 2011, including the quarterly period ended September 30, 2011. Because the evaluation requires the Company to perform the tests specified in Rule 1-02(w) of Regulation S-X using amounts determined under U.S. Generally Accepted Accounting Principles, the Company is required, in accordance with Accounting Standards Codification Topic 810 – Consolidation, to prepare financial statements of KDA for the fiscal year ended December 31, 2010 on a consolidated basis that includes the assets and liabilities of the collateralized loan obligation funds ("CLO Funds") managed by KDA in order to perform the tests necessary to determine whether separate financial statements and separate summarized financial information of KDA are required to be filed and, if so, whether any of such financial statements are required to be audited. As a result, significant work is required in order for the Company to make a final determination of the applicability of the requirements of Rules 3-09, 10-01, 4-08(g) and 1-02(bb) of Regulation S-X to KDA. At this time, the evaluation has not been completed and is ongoing, and the Company has not reached any final conclusions. However, the Company believes that it is likely that at least one of the conditions specified in Rule 1-02(w) of Regulation S-X will be met at the 20% level once the financial statements of KDA reflect the consolidation of the assets and liabilities of the CLO Funds managed by KDA. Consequently, the Company expects to be required to file separate financial statements of KDA in accordance with Rule 3-09 of Regulation S-X and separate summarized financial information of KDA in accordance with Rules 10-01, 4-08(g) and 1-02(bb) of Regulation S-X. Notwithstanding the foregoing, the Company expects that the inclusion of such separate financial statements and summarized financial information of KDA will not result in any restatement to the previously reported financial results of the Company, including the financial results included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which will be filed later today without the separate summarized financial information of KDA or the exhibits referred to in the Notification of Late Filing on Form 12b-25 that will also be filed later today.

Conference Call and Webcast

Kohlberg Capital Corporation will hold a conference call on Wednesday, November 9, 2011 at 4:00 p.m. Eastern Daylight Time to discuss its third quarter 2011 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast. The conference call dial-in number is 877-710-0209. A replay of the call will be available from 7:30 p.m. on November 9, 2011 until 11:59 p.m. Eastern Time on November 16, 2011. The dial in number for the replay is 855-859-2056 and the conference ID is 21836765. Additional information regarding the fair value of the Company's debt investments can also be found on the Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events. Please allow extra time, prior to the call, to visit the site and test your connection or download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days on our website in the Investor Relations section under Events.

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may,'' "will,'' "should,'' "expects,'' "plans,'' "anticipates,'' "could,'' "intends,'' "target,'' "projects,'' "contemplates,'' "believes,'' "estimates,'' "predicts,'' "potential'' or "continue'' or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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KOHLBERG CAPITAL CORPORATION
BALANCE SHEETS

	As of September 30, 2011	As of December 31, 2010
	(unaudited)
ASSETS
Investments at fair value:
Time deposits (cost: 2011 - $2,494,148; 2010 - $720,225)	$ 2,494,148	$ 720,225
Money market account (cost: 2011 - $34,265,352; 2010 - $210,311)	34,265,352	210,311
Debt securities (cost: 2011 - $144,158,603; 2010 - $126,545,510)	120,607,476	91,042,928
CLO Fund securities managed by non-affiliates (cost: 2011 - $12,543,733; 2010 - $15,690,982)	3,281,000	4,921,000
CLO Fund securities managed by affiliate (cost: 2011 - $52,647,488; 2010 - $52,589,218)	45,480,000	48,110,000
Equity securities (cost: 2011 - $16,199,845; 2010 - $13,483,227)	6,009,932	4,688,832
Asset manager affiliates (cost: 2011 - $44,338,439; 2010 - $44,532,329)	42,629,000	41,493,000
Total Investments at fair value	254,766,908	191,186,296
Cash	414,363	10,175,488
Restricted cash	—	67,023,170
Interest and dividends receivable	2,852,109	2,574,115
Receivable for open trades	—	7,681,536
Accounts Receivable	1,261,926	851,020
Other assets	2,377,156	331,061

Total assets	$ 261,672,462	$ 279,822,686

LIABILITIES
Borrowings	$ —	$ 86,746,582
Convertible Senior Notes	60,000,000	—
Payable for open trades	8,660,540	—
Accounts payable and accrued expenses	3,277,489	2,337,767
Dividend payable	—	3,812,670

Total liabilities	$ 71,938,029	$ 92,897,019

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 22,886,769 and 22,767,130 common shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively.	$ 226,461	$ 224,274
Capital in excess of par value	284,276,107	282,794,025
Accumulated undistributed net investment income	5,105,105	818,664
Accumulated net realized losses	(47,992,538)	(34,325,792)
Net unrealized depreciation on investments	(51,880,702)	(62,585,504)

Total stockholders' equity	$ 189,734,433	$ 186,925,667

Total liabilities and stockholders' equity	$ 261,672,462	$ 279,822,686

NET ASSET VALUE PER COMMON SHARE	$ 8.29	$ 8.21

KOHLBERG CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Investment Income:
Interest from investments in debt securities	$ 2,830,422	$ 3,774,475	$ 6,853,370	$ 12,019,584
Interest from cash and time deposits	4,246	3,259	17,831	15,752
Dividends from investments in CLO Fund securities managed by non-affiliates	474,348	472,972	1,522,272	1,273,619
Dividends from investments in CLO Fund securities managed by affiliate	3,415,372	2,222,806	9,291,379	5,935,478
Dividends from affiliate asset manager	510,000	1,500,000	1,160,000	3,000,000
Capital structuring service fees	25,642	117,704	55,149	193,415
Other Income	—	—	2,000,000	—

Total investment income	7,260,030	8,091,216	20,900,001	22,437,848

Expenses:
Interest and amortization of debt issuance costs	1,430,520	1,623,305	3,157,750	6,723,587
Compensation	985,023	814,584	3,161,592	2,418,567
Professional fees	450,156	1,373,552	1,515,247	5,325,341
Insurance	126,006	105,985	359,241	306,752
Administrative and other	220,781	342,520	751,020	956,638

Total expenses	3,212,486	4,259,946	8,944,850	15,730,885

Net Investment Income	4,047,544	3,831,270	11,955,151	6,706,963
Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions	93,068	(3,046,761)	(13,666,746)	(10,752,567)
Net change in unrealized appreciation (depreciation) on:
Debt securities	(1,766,660)	1,334,179	11,951,454	5,871,658
Equity securities	(710,600)	(565,094)	(1,395,518)	(574,190)
CLO Fund securities managed by affiliate	(3,070,465)	550,246	(2,688,272)	2,470,250
CLO Fund securities managed by non-affiliate	(550,820)	28,720	1,507,249	1,246,142
Affiliate asset manager investments	472,676	(5,451,872)	1,329,889	(12,383,575)

Net realized and unrealized appreciation (depreciation) on investments	(5,532,801)	(7,150,582)	(2,961,944)	(14,122,282)

Net Increase In Net Assets Resulting From Operations	$ (1,485,257)	$ (3,319,312)	$ 8,993,207	$ (7,415,319)

Net Increase (Decrease) In Stockholders' Equity Resulting from Operations per Common Share:
Basic:	$ (0.06)	$ (0.15)	$ 0.39	$ (0.33)
Diluted:	$ (0.06)	$ (0.15)	$ 0.39	$ (0.33)
Net Investment Income Per Common Share:
Basic:	$ 0.18	$ 0.17	$ 0.52	$ 0.30
Diluted:	$ 0.18	$ 0.17	$ 0.52	$ 0.30

Weighted Average Shares of Common Stock Outstanding—Basic	22,872,486	22,677,428	22,830,757	22,547,274
Weighted Average Shares of Common Stock Outstanding—Diluted	22,872,486	22,677,428	22,843,608	22,547,274

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CONTACT: Kohlberg Capital Corporation
         Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kohlbergcapital.com